EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173443 on Form S-3 and Registration Statements on Form S-8 (File Nos. 333-133247, 333-144395, 333-169747, and 333-176859) of our reports dated March 14, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of Sears Holdings Corporation and subsidiaries, and the effectiveness of Sears Holdings Corporation and subsidiaries’ internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the spin-off of Orchard Supply Hardware Stores Corporation), appearing in the Annual Report on Form 10-K of Sears Holdings Corporation and subsidiaries for the year ended January 28, 2012.

/s/ Deloitte & Touche LLP

Chicago, Illinois
November 15, 2012